Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES RECORD FIRST QUARTER EARNINGS FOR FISCAL 2005

Earnings Per Share of 12 Cents v. A Loss of 3 Cents A Year Ago

Existing Brands, Acquisitions and Margin Expansion Initiatives Drive Performance

Re-Affirms Guidance Including the New Impact of Expensing Stock Options

WALNUT CREEK, CALIFORNIA, February 2, 2005 – Central Garden & Pet Company (NASDAQ: CENT) today announced record results for its fiscal first quarter ended December 25, 2004.

Net sales for the fiscal first quarter were $265.6 million, an increase of 19% from $222.4 million in the first quarter of fiscal 2004. Net income was $2.5 million for the quarter compared to a net loss of $0.6 million in the first quarter of fiscal 2004. Fully-diluted earnings per share was $0.12, compared to a loss of $0.03 in the first quarter of fiscal 2004. Depreciation and amortization in the quarter was $4.5 million.

“Fiscal 2005 is off to a strong start,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “We systematically worked to strengthen our Company to deliver four profitable quarters. Both Garden and Pet benefited from a combination of strong growth and margin expansion from our existing brands. Acquisitions completed after the first quarter of fiscal 2004 further strengthened our results.”

The Company reiterated its fiscal 2005 guidance of approximately $1.4 billion in sales and an earnings range of $2.42 to $2.52 per fully diluted share. Included in this guidance is the new impact of expensing stock options. The Company anticipates stock options to cost approximately three cents per fully-diluted share in fiscal 2005 and approximately eight cents per fully-diluted share in fiscal 2006.

The Company will discuss its fiscal first quarter 2005 results on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

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Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Energy Saver Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings including, without limitation, the resolution of litigation between the Company and Hebert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 25, 2004	December 27, 2003
Net Sales	$265,576	$222,350
Cost of Goods Sold and Occupancy	179,535	160,279

Gross Profit	86,041	62,071

Selling, General and Administrative Expenses	76,525	58,511

Income from Operations	9,516	3,560

Interest Expense	(5,298)	(4,105)
Interest Income	103	199
Other Expense	(320)	(715)

Income (Loss) Before Income Taxes	4,001	(1,061)

Income Taxes	1,485	(416)

Net Income (Loss)	$2,516	$(645)

Basic Earnings Per Common Share:	$0.12	$(0.03)

Diluted Earnings Per Common Share:	$0.12	$(0.03)

Weighted Average Shares Outstanding
Basic	20,539	19,877
Diluted	21,264	19,877

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 25, 2004	December 27, 2003
Assets
Current Assets:
Cash & Cash Equivalents	$14,100	$65,265
Restricted Investments	15,066	15,052
Accounts Receivable	143,656	113,839
Inventories	288,192	243,911
Other Current Assets	18,718	17,601

Total Current Assets	479,732	455,668

Property & Equipment - Net	106,893	101,873

Goodwill	340,088	222,780
Other Assets	50,292	51,481

Total	$977,005	$831,802

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$119,018	$105,112
Accrued Expenses	69,448	47,556
Current Portion of Long-Term Debt	1,025	1,028

Total Current Liabilities	189,491	153,696

Long-Term Liabilities	294,296	249,782
Other Long-Term Obligations	3,967	1,570
Convertible redeemable preferred stock	3,000	—

Shareholders’ Equity	486,251	426,754

Total	$977,005	$831,802